Exhibit 3.64

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 03:00 PM 11/14/2002
020703900 — 3174330
CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

CORECOMM LIMITED
     CoreComm Limited, a corporation organized and existing under the laws of the State of Delaware (the “Corporations”), hereby certifies as follows:
     FIRST: By unanimous resolution of the Board of Directors of the Corporation, dated November 14, 2002 the Board of Directors duly adopted resolutions proposing and declaring advisable the following amendment to the Corporation’s Restated Certificate of Incorporation:
RESOLVED, that Article I of the Corporation’s Restated Certificate of Incorporation shall be amended to read in its entirety as follows:
“The name of the corporation is CCL Historical, Inc. (hereinafter, the “Corporation”).”
     SECOND: That in lieu of a meeting and vote of the stockholder, the stockholder has given consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.
     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Michael A. Peterson, the Corporation’s Executive Vice President — Chief Operating Officer and Chief Financial Officer, this 14th day of November, 2002.

CORECOMM LIMITED
By:	/s/ Michael A. Peterson
	Name:	Michael A. Peterson
	Title:	Executive Vice President — Chief Operating Officer and Chief Financial Officer